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                                                                      EXHIBIT 99



    CAUTIONARY STATEMENTS FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE
                    PRIVATE SECURITIES LITIGATION REFORM ACT


         Chronimed Inc. is filing this Exhibit 99 to its Annual Report on Form 10-K to avail itself of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. When used in this Annual Report on Form 10-K, our Annual Report to Shareholders, future filings with the Securities and Exchange Commission, press releases and in oral statements made with the approval of an authorized executive officer, the words or phrases "believe", "expect", "intends", "estimates", "plans", "will likely result", "look for", "may result", "will continue", "is anticipated", "expect", "project", or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These types of statements and the facts or events to which they relate express risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. We caution readers that the following important factors, among others, could affect our financial performance and could cause our actual results for future periods to differ materially from any forward-looking statements made by us or on our behalf. Although we have attempted to list below the important factors which do or may affect financial performance, other factors may in the future prove to be more important. New factors emerge from time to time and it is not possible for management to predict all of such factors. Similarly, management cannot necessarily assess or quantify the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in forward-looking statements.

         Factors that could impact our operations and financial performance include but are not limited to the following:

o Our ability to maintain satisfactory ongoing arrangements with product manufacturers and wholesalers, and their ability to satisfy our volume, pricing, and product requirements. Also, it is important that we maintain favorable pricing and supply terms with McKesson Corporation, our pharmaceutical wholesale supplier. Termination or material changes in any of our key supply arrangements could inhibit our ability to satisfy volume, pricing and product requirements.

o Pressure from payors to reduce the amount we charge for pharmaceutical products. Termination of payor contracts or renegotiation of these contracts at lower rates or on less favorable terms of payment may adversely affect our business. In addition, uncontracted payors may impose limits on the prices they will pay for prescription medications. Adverse actions of governmental payors (including reduction of Medicare and Medicaid reimbursement rates) and discontinuance of or limitations on governmentally-funded programs may also adversely affect our operations and financial performance.


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o        Compliance with various federal, state, and local laws and regulations.
         Our business is subject to substantial governmental regulation, including laws and regulations governing the dispensing of prescription drugs and prescription drug labeling, packaging, advertising and adulteration; the dispensing of "controlled" substances; the "fraud and abuse" provisions of the Social Security Act; patient and data privacy laws; state and local pharmacy licenses and permits; and building and zoning requirements. We are also subject to labor and employment laws, federal and state securities laws and other laws and regulations of general application.

o Political, economic and regulatory changes affecting the health care industry and prescription drug providers. We anticipate that Congress and state legislatures will continue to review and assess alternative health care delivery systems and payment methods. If changes to the health care system are implemented, our business and operations could be adversely affected.

o The failure of management and accounting controls to assure accurate and timely information regarding revenues, accounts receivable and doubtful accounts, inventory levels and other financial and operational matters.

o Developments in medical research affecting the treatment or cure of conditions for which we distribute medications.

o A number of factors that may affect our revenue, profit margins and net income. These factors include the mix of higher and lower margin products; the amount and rate of growth in our selling, general and administrative expenses; payor reimbursement levels; our ability to collect our accounts receivable; and the impact of unusual expense items such as integration costs and charges for uncollectible accounts.

o Computer system, software or hardware failures or malfunctions due to programming errors, defects, viruses, crashes, or any other causes of computer system failure or malfunction.

o        The ability to successfully integrate acquired businesses.

o Heightened competition, the entry of new competitors into our markets, and the introduction of new products and services by new and existing competitors.

o The costs and the impact of any adverse rulings in legal or administrative proceedings, including claims by current or former customers, suppliers, payors or employees; shareholder actions; governmental investigations, audits, and settlements; and claims against us in excess of insurance coverage.

o The adoption of new or changes to existing accounting policies and practices and the application of such policies and practices.



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o        Changes in trade, monetary and fiscal policies, laws and regulations and the activities of government agencies; and changes in social and economic conditions, such as trade restrictions or prohibitions, recession, inflation and monetary fluctuations, import and other charges or taxes; and changes in interest rates causing a reduction of interest income or an increase in interest expense.

o Our ability to obtain competitive financing to fund operations and growth, to obtain new customers or retain existing customers, to successfully implement growth strategies, to carry out marketing and sales plans, or realize growth-related cost and volume efficiencies.

o Continuing qualification to list our securities on a national stock exchange.

o        Adverse publicity, news coverage, or reporting by independent analysts.

o        Loss or retirement of key executives or changes in ownership.

         Investors are cautioned not to place undue reliance on our forward-looking statements as they speak only of management's expectations at the time the statement was made. We do not undertake and specifically decline any obligations to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.



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